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                                                                      Exhibit 23

                         Independent Auditors' Consent


We consent to the incorporation by reference in McKesson Corporation Registration Statements No. 33-86536, 333-611 and 333-2871 on Form S-8 of our report dated June 28, 1996 (March 18, 1997 as to paragraph seven of Note Q), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer Corporation and its Chapter 7 bankruptcy filing, with respect to the financial statements of FoxMeyer Corporation as of and for the year ended March 31, 1996 included in this Current Report on Form 8-K/A of McKesson Corporation filed with the Securities and Exchange Commission.


Deloitte & Touche LLP
Dallas, Texas
April 28, 1997